As filed with the Securities and Exchange Commission on November 25, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	43-1857213
(State or other jurisdiction of incorporaton or organization)	(I.R.S. Employer Identification No.)

12405 Powerscourt Drive
St. Louis, Missouri	63131
(Address of Principal Executive Offices)	(Zip Code)

Charter Communications, Inc. 2009 Stock Incentive Plan
(Full title of the plan)

Gregory L. Doody
Chief Restructuring Officer and General Counsel
Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri 6313
Telephone: (314) 965-0555
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Christian O. Nagler, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Class A Common Stock, par value $0.001 per share	3,848,393 shares	$19.37	$74,543,372	$4,185
Total	3,848,393 shares	$19.37	$74,543,372	$4,185

(1)
The Class A Common Stock, par value $0.001 per share registered hereby is the Class A Common Stock, par value $0.001 per share of Charter Communications, Inc. that will be deemed authorized after giving effect the Joint Plan of Reorganization of Charter Communications, Inc. and its Affiliate Debtors, as confirmed by the Bankruptcy Court for the Southern District of New York on November 17, 2009.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant which become issuable under the 2009 stock incentive plan being registered pursuant to this Registration Statement by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933 and based on the value attributed to the common stock on the date of the Company’s emergence from bankruptcy pursuant to the Joint Plan of Reorganization of Charter Communications, Inc. and its Affiliate Debtors, as confirmed by the Bankruptcy Court for the Southern District of New York on November 17, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference to Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act and additional information about the 2009 stock incentive plan are available without charge by contacting:

Richard R. Dykhouse
Vice President, Associate General Counsel and Corporate Secretary
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Charter Communications, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 16, 2009, as amended; and

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2008.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The following summarizes the terms of our capital stock following the Company’s emergence from chapter 11, and  is not meant to be complete and is qualified in its entirety by reference to the restated certificate of incorporation and the bylaws which will be effective upon the Company’s emergence from chapter 11and the provisions of applicable law.  Copies of our current restated certificate of incorporation and the bylaws are filed as exhibits to the registration statement, of which this prospectus is a part.

Authorized Capital Stock upon Emergence

Charter will have the authority to issue a total of 1,175,000,000 shares of capital stock, consisting of:

•	900,000,000 shares of Class A Common Stock;

•	25,000,000 shares of Class B Common Stock; and

•	250,000,000 shares of preferred stock, including 5,520,001 shares of Series A Preferred.

Common Stock

Common Stock Outstanding

The shares of Class A Common Stock and Class B Common Stock to be issued will be duly authorized, validly issued, fully paid and non-assessable.  The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future.

To the greatest extent permitted by applicable Delaware law, the shares of Class A Common Stock will be uncertificated, and transfer will be reflected by book-entry, unless a physical certificate is requested by a holder.

The Class B Common Stock will be identical to the Class A Common Stock except with respect to certain voting, transfer and conversion rights. Subject to a certain Lock-Up Agreement, each share of Class B Common Stock will be convertible into one share of Class A Common Stock at the option of the holder or, at any time on or after January 1, 2011 and until September 15, 2014, at the option of a majority of the disinterested members of the board of directors, and at any time after September 15, 2014 at the election of a majority of the members of the board of directors (other than members of the board of directors elected by holders of Class B Common Stock). Class B Common Stock will be subject to significant transfer restrictions including restrictions under a Lock-Up Agreement between the Company and the holders of the Class B Common Stock (the “Lock-Up Agreement”). Class A Common Stock, however, issued upon conversion of Class B Common Stock, will not be subject to the same restrictions. Shares of Class B Common Stock must at all times be held only by (i) Mr. Paul G. Allen, (ii) his estate, spouse, immediate family members and heirs, and (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other persons referred in to in clause (ii) above or a combination of the above, which we refer to collectively as Authorized Class B Holders, and upon any transfer to a person or entity other than an Authorized Class B Holder, each share of Class B Common Stock will be automatically converted into one share of Class A Common Stock. In addition, certain restrictions on conversion and transfer of Class B Common Stock are set forth in the Lock-Up Agreement.  Shares of the Class B Common Stock will only be issued to Mr. Allen or certain of his affiliates.

Voting Rights

Holders of shares of our capital stock will be entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors, as follows:

•	shares of Class A Common Stock will be entitled to one vote per share;

•
shares of Class B Common Stock will be entitled to a number of votes per share, which at all times when shares of Class B Common Stock are outstanding represent 35% of the combined voting power of the Company’s capital stock, on a fully diluted basis; and

•	the Series A Preferred will be entitled to .025 vote per share.

Mr. Allen and entities affiliated with Mr. Allen, will hold 35% of the combined voting power of the capital stock of Charter and will have the right to elect four of 11 members of the board of directors. There may be additional holders of significant voting power in Charter, though pursuant to the Amended and Restated Certificate of Incorporation, prior to September 15, 2014, the votes attributable to each share of Class A Common Stock held by any holder (other than Mr. Allen and certain of his affiliates) will be automatically reduced pro rata among all shares of Class A Common Stock held by such holder and (if applicable) shares of Class A Common Stock held by any other holder (other than Mr. Allen and certain of his affiliates) included in any “person” or “group” with such holder so that no “person” or “group” (other than Mr. Allen and certain of his affiliates) is or becomes the holder or beneficial owner (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 34.9% of the combined voting power of the capital stock of Charter, subject to waiver by the disinterested members of the board of directors as provided in the Amended and Restated Certificate of Incorporation. We refer to this voting power limitation as the Voting Threshold.  Holders of Class B Common Stock (other than Mr. Allen and certain of his affiliates) will also be subject to a reduction of their voting power to comply with the Voting Threshold.

The holders of Common Stock and their respective affiliates will not have cumulative voting rights.

Under the Amended and Restated By-laws of Charter, the number of members of the board of directors shall be fixed at 11 members. Except for the initial board of directors, which will be appointed pursuant to the terms of the Plan, for as long as shares of Class B Common Stock are outstanding, holders of Class B Common Stock will have the right to elect 35% of the members of the board of directors (rounded up to the next whole number), and all other members of the board of directors will be elected by majority vote of the holders of Class A Common Stock (and any series of preferred stock then entitled to vote at an election of the directors).  In addition, members of the board of directors elected by holders of Class B Common Stock will have no less than proportionate representation on each committee of the board of directors, subject to applicable SEC and stock exchange rules and except for any committee formed solely for the purpose of reviewing, recommending and/or authorizing any transaction in which holders of Class B Common Stock or their affiliates (other than Charter or its subsidiaries) are interested parties.

Under the new Amended and Restated Certificate of Incorporation, (i) any director may be removed for cause by the affirmative vote of a majority of the voting power of the outstanding Class A Common Stock and Class B Common Stock (and any series of preferred stock then entitled to vote at an election of directors), voting together as a single class, (ii) any director elected by the holders of Class B Common Stock voting separately as a class may be removed from office, without cause, solely by the vote of a majority of the voting power of the outstanding Class B Common Stock, voting as a separate class, and (iii) any director elected by the vote of the holders of Class A Common Stock voting separately as a class (including holders of voting preferred stock, as applicable) may be removed from office, without cause, solely by the vote of a majority of the voting power of the outstanding Class A Common Stock, voting separately as a class (including any holders of voting preferred stock entitled to vote thereon).

Dividend Rights

Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock, and contractual restrictions, holders of each class of Common Stock are entitled to receive ratably dividends or other distributions when and if declared by the board of directors.  In addition to such restrictions, whether any future dividends are paid to Charter’s stockholders will depend on decisions that will be made by the board of directors and will depend on then existing conditions, including Charter’s financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects.  The ability of the board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of the Charter’s preferred stock, including the Series A Preferred, and the availability of sufficient funds under the DGCL (defined below) to pay dividends.  For a more complete description of the dividend rights of holders of shares of Charter’s preferred stock, see the sections titled “Description of Capital Stock—Series A 15% Pay-In-Kind Preferred Stock,” and “—Blank Check Preferred Stock” below.

Warrants to Purchase Class A Common Stock

Pursuant to the Plan, Charter will issue warrants to purchase Class A Common Stock to holders of notes issued by CIH, holders of notes issued by Charter Holdings and Mr. Allen.  The warrants will have an exercise price of, with respect to the holders of notes issued by CIH, $46.86, and, with respect to the holders of notes issued by Charter Holdings, $51.28, each will expire five years after the date of issuance; the exercise price of the warrants with respect to Mr. Allen, will be $19.80, and will expire seven years after the date of issuance.  The warrants will provide for a cashless exercise by the warrant holder. The warrant exercise price and the number of shares issuable upon exercise of the warrants will be subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of Class A Common Stock and in connection with certain distributions of cash, assets or securities.  In addition, holders of certain of the warrants will have the right to participate, along with other holders of Common Stock, in future below-market offerings of rights to purchase securities (including but not limited to Common Stock) on an as-exercised basis.  The warrants will not be redeemable.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Charter, the holders of Class A Common Stock and Class B Common Stock will be entitled to share pari passu in the net assets of Charter available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Charter preferred stock.

Preemptive Rights

Under our Amended and Restated Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock will have no preemptive rights.

Anti-Takeover Provisions

Our new Amended and Restated Certificate of Incorporation will provide that the board of directors may impose restrictions on the trading of Charter’s stock if (i) Charter has experienced an “owner shift” as determined for purposes of Section 382 of the  Internal Revenue Code of 1986, as amended, of at least 25 percentage points and (ii) the equity value of Charter has decreased by at least 35% since the Effective Date. These restrictions, which are intended to preserve Charter’s ability to use its net operating losses, which we refer to as NOLs, may prohibit any person from acquiring stock of Charter if such person is a “5% shareholder” or would become a “5% shareholder” as a result of such acquisition.  The restrictions will not operate to prevent any stockholder from disposing of shares and will be subject to certain other exceptions relating to shares of Common Stock issued or issuable under the Plan. The board of director’s ability to impose these restrictions will terminate on the fifth anniversary of the date of Charter’s emergence from bankruptcy.

In addition, our new Amended and Restated Certificate of Incorporation, in addition to any affirmative vote required by law or our new By-laws, a “business combination” (as defined in the Amended and Restated Certificate of Incorporation) involving as a party, or proposed by or on behalf of, an “interested stockholder,” an “affiliate,” or an “associate” of the “interested stockholder” (each as defined in the Amended and Restated Certificate of Incorporation) or a person who upon consummation of the “business combination” would become an “affiliate” or “associate” of an “interested stockholder” requires, unless prohibited by law, that (i) a majority of the members of the board of directors who are not an “affiliate” or “associate” or representative of an “interested stockholder” must determine that the “business combination,” including the consideration, is fair to the Company and its stockholders (other than any “interested stockholder” or its “affiliates and associates); and (ii) holders of a majority of the votes entitled to be cast by holders of all of the then outstanding shares of “voting stock” (as defined in the Amended and Restated Certificate of Incorporation), voting together as a single class (excluding voting stock beneficially owned by any “interested stockholder” or its “affiliate” or “associate”) must approve the transaction.

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder.  A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law, or “opt-out.”  We have not elected to “opt-out.”

Preferred Stock

Series A 15% Pay-In-Kind Preferred Stock

Shares of our Series A Preferred will rank senior as to dividends to shares of our Common Stock.  For the first three years after the Effective Date, each share of Series A Preferred will be entitled to an annual dividend at the rate of 15% of the initial liquidation preference of $25 (equivalent to $3.75 per annum per share), payable in cash or, at the option of Charter, by issuing additional Series A Preferred in the amount of the dividend payment, or a combination of both. Such dividends will be cumulative and will be payable semi-annually in arrears on January 15 and July 15 of each year.  Series A Preferred will not be convertible or exchangeable at the option of a holder thereof into any other class or series of stock or obligations of Charter and for the first six months after the Effective Date Series A Preferred may only be redeemed in cash.  Thereafter, Charter may redeem Series A Preferred in whole or in part at any time upon at least 15 days prior written notice and payment of 100% of the liquidation preference, together with accrued and unpaid dividends thereon, whether or not declared, which amounts would be payable in cash, our Common Stock or a combination of both. To the extent any shares of Series A Preferred are not redeemed within the three years following the Effective Date, Series A Preferred shall be entitled to an annual dividend as follows: in the fourth year after the Effective Date, 17%, and in the fifth year after the Effective Date, 19%. The terms of Series A Preferred will require that five years after the Effective Date, Charter shall redeem Series A Preferred at 100% of the liquidation preference, together with accrued and unpaid dividends thereon, whether or not declared, which amounts will be payable in cash, our Common Stock or a combination of both. Any redemption payment in our Common Stock may not exceed 20% of the fully diluted Common Stock at the time of such redemption payment. In the event of Charter’s voluntary or involuntary liquidation, winding-up, bankruptcy or dissolution, after payment in full of all amounts owed to the debtors’ creditors and any stock senior to Series A Preferred, holders of Series A Preferred will be entitled to receive and to be paid out of the Charter’s assets available for distribution to its stockholders, before any payment or distribution is made to holders of junior stock (including Common Stock), a liquidation preference in the amount of $25 per share of Series A Preferred, plus accumulated and unpaid dividends on the shares to the payment date of liquidation, winding-up, bankruptcy or dissolution. If, upon Charter’s voluntary or involuntary liquidation, winding up, bankruptcy or dissolution, the amounts payable with respect to the liquidation preference of the Series A Preferred and all stock pari passu to Series A Preferred are not paid in full, the holders of Series A Preferred and such pari passu stock will share equally and ratably in any distribution of Charter’s assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. In each case, after the payment in full of all amounts owed to the debtors’ creditors and all amounts owed to holders of Series A Preferred or any other preferred stock outstanding, the remaining assets of Charter will be distributed ratably to the holders of shares of Common Stock, treated as a single class. The rights, preferences and privileges of holders of shares of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of Series A Preferred as well as any series of preferred stock which Charter may designate and issue in the future without stockholder approval.

Blank Check Preferred Stock

Under the terms of the new Amended and Restated Certificate of Incorporation, the board of directors will be authorized to issue from time to time up to an aggregate of approximately 250 million shares of additional series of preferred stock and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If the board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of Charter.

Transfer Agent and Registrar

Mellon Investor Services, LLC is the transfer agent and registrar for our Class A Common Stock.

Listing of Our Common Stock

We intend to apply to list our Class A Common Stock on NASDAQ under the trading symbol “CHTR.”

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock offered hereby will be passed upon for the Company by Kirkland & Ellis LLP (a partnership that includes professional corporations), New York, New York.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware.  Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.  Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

Article VII of the Company’s amended and restated certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law.  Article X of the Company’s amended and restated bylaws provides for indemnification of the officers and directors of the Company to the fullest extent permitted by the DGCL.

 The foregoing is only a general summary of certain aspects of Delaware law and the registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the registrant’s amended and restated certificate of incorporation and bylaws.

The Company expects to enter into indemnification agreements with its directors and certain of its officers. The indemnification agreements shall provide indemnification to the Company’s directors and such officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. The Company has obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.

Item 7.	Exemption from Registration Claimed. None.

Item 8.	Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on November 25, 2009.

CHARTER COMMUNICATIONS, INC.

By: /s/ Kevin D. Howard
Name: Kevin D. Howard
Title: Vice President, Controller and Chief
Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eloise E. Schmitz, Gregory L. Doody and Richard Dykhouse and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 25, 2009.

SIGNATURE	TITLE	DATE

/s/ Neil Smit	Chief Executive Officer and Director	October 23, 2009
Neil Smit	(Principal Executive Officer)

/s/ Eloise E. Schmitz	Chief Financial Officer	November 25, 2009
Eloise E. Schmitz	(Principal Financial and Accounting Officer)

/s/ Paul G. Allen	Chairman of the Board of Directors	October 28, 2009
Paul G. Allen

/s/ W. Lance Conn	Director	November 25, 2009
W. Lance Conn

/s/ Rajive Johri	Director	October 23, 2009
Rajive Johri

/s/ Robert P. May	Director	November 25, 2009
Robert P. May

/s/ David C. Merritt	Director	November 25, 2009
David C. Merritt

/s/ Jo Lynn Patton	Director	November 25, 2009
Jo Lynn Allen

/s/ John H. Tory	Director	November 25, 2009
John H. Tory

/s/ Larry W. Wangberg	Director	November 25, 2009
Larry W. Wangberg

EXHIBIT INDEX

Exhibit Number	Description
3.1(a)
Restated Certificate of Incorporation of Charter Communications, Inc. (Originally incorporated July 22, 1999) (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).

3.1(b)	Certificate of Amendment of Restated Certificate of Incorporation of Charter Communications, Inc. filed May 10, 2001 (incorporated by reference to Exhibit 3.1(b) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927)).
3.1(c)	Certificate of Amendment of Restated Certificate of Incorporation of Charter Communications, Inc. filed October 11, 2007 (incorporated by reference to Exhibit 3.1(c) to the quarterly report of Form 10-Q of Charter Communications, Inc. filed on November 8, 2007 (File No. 000-27927)).
3.2
Amended and Restated By-laws of Charter Communications, Inc. as of October 30, 2006 (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on October 31, 2006 (File No. 000-27927)).

10.1*	Charter Communications, Inc. 2009 Stock Incentive Plan.
5.1*	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby.
23.1*	Consent of KPMG LLP.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature page of this Registration Statement).

* filed herewith